THE WALL STREET GROUP, INC.                   COMPANY CONTACT:  DAVID KATZOV
32 EAST 57TH STREET                                             GRANT MOONIE
NEW YORK, NEW YORK 10022                                        (250) 477 9821
(212) 888-4848                                                  JENS BIERTUMPEL
                                                                (604) 682 1799

     FLEXIBLE SOLUTIONS INTERNATIONAL ANNOUNCES AGREEMENT TO PURCHASE ASSETS
                                  OF BANKRUPT
                                   IL COMPANY
              AGREEMENT SUBJECT TO DUE DILIGENCE AND COURT APPROVAL

VICTORIA, BRITISH COLUMBIA, MARCH 8, 2004 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water conservation technology, today announced that the Company has entered into an agreement to purchase substantially all the assets of an Illinois company engaged in manufacture and sale of environmentally sound chemicals for the water industry. The asset purchase agreement is with the largest secured creditor and recognizes FSI as a creditor approved bid for the assets during the bankruptcy proceeding. If concluded, the purchase will be priced at $6,150,000 and FSI expects to finance the purchase through cash on hand and debt. This purchase is subject to due diligence and the rulings of the bankruptcy court.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. Its Water$avr division is based in Yorkville, Ill. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Water$avr, which is patented, has been certified by the United Nations, the National Sanitation Foundation
(NSF) and meets the drinking water standards of the American National Standard Institute (ANSI). Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Tropical Fish(TM) product targets the residential swimming pool market.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

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